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                                                              Exhibit (a)(5)(ii)

26 February 2003

                  REUTERS BEGINS TENDER OFFER TO ACQUIRE MULTEX

London - Reuters Group PLC (LSE: RTR, NASDAQ: RTRSY), the global information company, today is commencing its previously-announced tender offer for all outstanding shares of Multex.com, Inc. (Nasdaq: MLTX), a premier provider of global financial information.

The offer will expire at 12:00 midnight, New York City time, on Tuesday, 25 March 2003, unless the offer is extended.

The two companies last week announced an agreement for Reuters to acquire Multex for $7.35 per share in cash. The tender offer, which is being conducted pursuant to the agreement, is subject to customary conditions, including standard regulatory approvals, and requires that sufficient shares be tendered for Reuters to obtain at least a majority of Multex's fully diluted shares when added to the 6% interest it already holds. The tender offer will be followed by a merger in which all remaining Multex shareholders will receive the same per share price.

MacKenzie Partners, Inc. has been retained by Reuters to act as information agent for its tender offer.

CONTACT

REUTERS:

Nancy Bobrowitz                                          Tel: +1 917 662 9279
Corporate Communications - US
nancy.bobrowitz@reuters.com

Susan Allsopp                                            Tel: +44 207 542 8404
Corporate Communicate - UK
susan.allsopp@reuters.com

MULTEX:

Deborah Lipson Hochberg                                  Tel: +1 212 607 2601
Investor Relations & Corporate Strategy
lipsond@multex.com
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Samantha Topping                                         Tel: +1 646 576 5584
Director Global Media Relations
stopping@multex.com

MULTEX'S STOCKHOLDERS ARE ADVISED TO READ REUTERS' TENDER OFFER STATEMENT ON SCHEDULE TO AND MULTEX'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL, AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, ARE BEING MADE AVAILABLE TO SHAREHOLDERS OF MULTEX, AT NO EXPENSE TO THEM. THE SCHEDULE TO, THE SCHEDULE 14D-9 AND OTHER FILED DOCUMENTS WILL ALSO BE AVAILABLE WITHOUT CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV. COPIES OF THE TENDER OFFER MATERIALS AND THE SCHEDULE 14D-9 ARE ALSO BE ABLE TO BE OBTAINED BY CONTACTING MACKENZIE PARTNERS AT (800)-322-2885 TOLL-FREE OR BY EMAIL TO PROXY@MACKENZIEPARTNERS.COM. THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES OF MULTEX. THE TENDER OFFER WILL BE MADE SOLELY BY AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL BEING DISSEMINATED IN CONNECTION WITH THE TENDER OFFER.

Reuters Forward-Looking Statements Disclaimer

This document contains certain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 with respect to Reuters financial condition, results of operations and business. In particular, statements regarding the consummation of the transaction are subject to risks that the closing conditions to the transaction will not be satisfied, including the risks that sufficient tenders by Multex shareholders are not received or that necessary regulatory approvals are not obtained. These statements involve risk and uncertainty because they relate to events and depend on circumstances that may occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. For additional information regarding such factors, please see the press release issued by Reuters 18 February 2003 regarding its Strategy Update and 2002 Results Highlight as well as "Risk Factors" in the Reuters Annual Report and Form 20-F for the year ended 31 December 2002. Copies of the press release and Annual Report and Form 20-F are available on request from Reuters, 85 Fleet Street, London EC4P 4AJ. Any forward-looking statements made by or on behalf of Reuters speak only as of the date they are made. Reuters does not undertake to update any forward-looking statements.

Multex Forward-Looking Statements Disclaimer

This press release includes forward-looking statements made under the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify such forward-looking statements. These statements are not
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guarantees of future performance. They are based on our current expectations and projections about future events, and are subject to a number of risks, uncertainties and assumptions about Multex that could cause actual results to differ materially from those expressed herein. Such risks and uncertainties are described in the periodic reports Multex files with the Securities and Exchange Commission, including under the caption "Risk Factors that May Affect Future Results" in our Annual Report on Form 10-K. Such risks and uncertainties include, but are not limited to: Changing Internet markets and economic conditions; downturns in the financial services industry; increasing competition in our investment research, earnings estimates and ASP businesses; the loss of existing customers or channel partners; our ability to attract and retain highly skilled employees; uncertainty as to future U.S. and international regulations governing the Internet; and potential failures of our network infrastructure.
Our reported results should not be considered an indication of future performance. Unless required by law, Multex undertakes no obligation to update forward-looking statements.

About Reuters

Reuters (www.about.reuters.com), the global information company, provides indispensable information tailored for professionals in the financial services, media and corporate markets. Our information is trusted and drives decision making across the globe based on our reputation for speed, accuracy and independence. We have 16,000 staff in 94 countries, including some 2,400 editorial staff in 197 bureaux serving approximately 130 countries, making Reuters the world's largest international multimedia news agency. In 2002, the Reuters Group had revenues of L3.6 billion.

Reuters and the sphere logo are the trade marks of the Reuters group of companies.

About Multex

Founded in 1993, Multex is a leading provider of global broker and independent research, consensus and detailed analyst estimates, and comprehensive fundamental and business information on more than 25,000 active companies worldwide. Through multiple delivery channels, we serve the information needs of investment management firms, broker-dealers, corporations and individuals. Based in New York, Multex has over 550 employees in offices across North America, Europe and Asia.